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                                    EXHIBIT 1

              Information Concerning the Directors and Officers of
                    University Capital Strategies Group, LLC

The names and present principal occupations of the directors and executive officers of University Capital Strategies Group, LLC ("UCSG") are set forth below. During the last five years, none of these individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws. All of the individuals listed below are citizens of the United States.

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                                                                                                   Direct or
                                                                                                    Indirect
                                               Present Principal                                   Beneficial
                                                 Occupation or                                   Ownership in
         Name           Position with UCSG        Employment               Address                    UCSG
         ----           ------------------        ----------               -------                    ----
Patrick J. Hess         Director,               UCSG                 408 St. Peter Street             36.25%
                        President and CEO                            St. Paul, MN 55102
                        of UCSG

Michael P. McCormick    Director,               UCSG                 408 St. Peter Street             36.25%
                        Secretary                                    St. Paul, MN 55102

Kenneth F. Gudorf       Director                President, Agio      601 Second Avenue S.                 5%
                                                Capital Corp.        Minneapolis, MN  55402

Gregory Herrick         Director                Self Employed        2650 W. Stonecrop Rd.               20%
                                                                     P.O. Box 6291
                                                                     Jackson, WY 83002

John R. Nagel           Director                Self Employed        1446 Westwood Drive                2.5%
                                                                     Minnetrista, MN 55364